                                                                     EXHIBIT 3.3


                               AMENDMENT NO. 1 TO
                          SECOND AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                            WESTFIELD AMERICA, INC.
                    (FORMERLY, CENTERMARK PROPERTIES, INC.)


          This Amendment No. 1 to the Second Amended and Restated By-Laws of Westfield America, Inc. (the "Corporation"), hereby amends the Second Amended
                              -----------
and Restated By-Laws (the "By-Laws") of the Corporation as follows:
                           -------

          The fourth sentence of paragraph two of Section 1.1 of the By-Laws and the fourth sentence of Section 1.4(a) of the By-Laws are hereby amended and restated in their entirety to read as follows:

     "To be timely, a shareholder's written notice must be delivered to or mailed to and received by the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the
                              --------  -------
     annual meeting is called on a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10/th/ day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurred."

          The second sentence of Section 1.4(b) of the By-Laws is hereby amended and restated in its entirety to read as follows:

     "In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 120/th/ day prior to such special meeting and not later than the close of business on the later of the 90/th/ day prior to such special meeting or the 10/th/ day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting."

          Except to the extent specifically set forth herein, the By-Laws shall remain in full force and effect, unmodified in any respect.